Exhibit 99.1

STATE OF VERMONT
PUBLIC SERVICE BOARD

Docket No. 7694
Investigation into the Rates of Central Vermont Public Service Corporation	) )

Ordered entered:    12/29/2010

ORDER OPENING INVESTIGATION

AND NOTICE OF PREHEARING CONFERENCE

I. INTRODUCTION

In this Order, for the reasons set forth below, we allow a 7.46 percent increase in Central Vermont Public Service Corporation's ("CVPS" or the "Company") rates to take effect beginning with bills rendered January 1, 2011. We also open an investigation into those rates pursuant to 30 V.S.A. § 227(b).

II. BACKGROUND

CVPS operates under an Alternative Regulation Plan ("Plan"). Under the Plan, CVPS may submit what is termed a "Base Rate" filing each November 1, for effect on a bills-rendered basis January 1 of the following year. The Plan also defines certain parameters for the Base Rate Filing, including the mechanism by which CVPS will calculate its allowed return on equity ("ROE").

On November 1, 2010, CVPS filed a request for a 7.46 percent increase in its Base Rates pursuant to the Plan, effective beginning with bills rendered January 1, 2011.

On that same date, CVPS filed a request for an 8.34 percent increase in its Base Rates.  This increase is premised upon the Public Service Board ("Board") approving certain modifications to the Plan, including a change to the Plan's mechanism for determining CVPS's allowed ROE. These changes are currently pending in Docket 7627; technical hearings on the proposed amendments to the Plan are scheduled for January 2011.

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On December 3, 2010, the Vermont Department of Public Service ("DPS" or "Department") recommended that the Board approve CVPS's requested 7.46 percent Base Rate adjustment under the existing Plan, "except that the increase should be set assuming the full $41 million . . . investment [in Vermont Transco, LLC] is made in December 2010, consistent with [CVPS's] 2010 Base Rate Filing." The Department’s proposal would have had the effect of lowering the rate increase to approximately 6.84 percent. The Department observed that CVPS's rates for the last year had been established on the assumption that this investment would be made in December 2010 and that not making it adds approximately $2.8 million to the revenue requirement.

On December 17, 2010, CVPS filed a letter announcing that CVPS and the Department had reached a settlement regarding certain amendments to the Plan, including the ROE provisions. Under this proposal, CVPS would be permitted to set its ROE at 9.59 percent, whereas under the Plan it would be 9.18 percent.

On December 21, 2010, CVPS and the Department filed a Memorandum of Understanding ("MOU"), attached to which were new tariffs that reflected a 7.67 percent increase in rates, effective with bills rendered January 1, 2011.

On December 28, 2010, CVPS filed a proposed amendment to the Plan that reflects the settlement contained in the MOU.

CVPS and the DPS ask that we approve by January 1, 2011, the MOU, the amendment to the Plan, and the tariff filing.1

III. DISCUSSION AND CONCLUSION

The last-minute agreement between CVPS and the DPS regarding CVPS's 2011 Base Rate filing puts the Board in a difficult position. The MOU is not consistent with the Plan currently in effect. Changes to the Plan, including to the mechanism for calculating CVPS's allowed ROE, are pending in Docket 7627; technical hearings on those changes are scheduled for

____________________

1. The MOU does expressly allow the Board to separate its review of the MOU's terms and conditions regarding the non-power-cost cap benchmarking mechanism from its review of the Base Rate tariff filing. The MOU provides that this benchmarking mechanism would affect the non-power-cost cap for rate years 2012 and 2013; therefore, it has no impact on CVPS's 2011 rates.

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January.  However, the MOU proposes different changes to the Plan, including different changes to the mechanism for calculating CVPS's allowed ROE. CVPS and the Department have not supported these new proposed changes to the Plan with testimony, and the parties have provided the Board with virtually no time to consider a rather significant change to the Plan. The Board understands the complexity of negotiating settlement agreements and does not question that the parties have made their best efforts to reach a reasonable resolution of the disputed areas.  However, the Board cannot conduct a meaningful assessment of the issues raised by the MOU in six business days, particularly given the absence of prefiled testimony supporting the arrangement.

We understand that both parties support some level of rate increase effective January 1, 2011. The range of disagreement on the appropriate level of increase also is relatively small. The Board's review of the proposed tariff changes also suggests that most if not all of CVPS's rate increase request under the existing terms of the Plan is appropriate. We therefore allow CVPS's tariff filing of 7.46 percent, which conforms to the Plan, to take effect for bills rendered on and after January 1, 2011. Because of the on-going issues raised by the MOU and the questions highlighted in the Department's December 3 comments, we will open an investigation pursuant to 30 V.S.A § 227(b) into CVPS's existing rates. This will permit us to assess whether further adjustment is necessary.

IV. ORDER

IT IS HEREBY ORDERED, ADJUDGED AND DECREED by the Public Service Board of the State of Vermont that:

1. Pursuant to 30 V.S.A. § 227(b) and Section IV.D of Central Vermont Public Service Corporation's ("CVPS") Alternative Regulation Plan, an investigation is opened into CVPS's existing rates.

2. Pursuant to 30 V.S.A. § 10, the Public Service Board will convene a prehearing conference on Wednesday, January 5, 2011, at 9:30 A.M., at the Public Service Board Hearing Room, located on the Third Floor of the People's United Bank Building (formerly the Chittenden Bank Building), 112 State Street, Montpelier, Vermont.

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Dated at Montpelier, Vermont, this      29th      day of    December          , 2010.

s/ James Volz	)
	)	PUBLIC SERVICE
)
s/ David C. Coen	)	BOARD
)
	)	OF VERMONT
s/ John D. Burke	)

OFFICE OF THE CLERK

FILED: December 29, 2010

ATTEST:   s/ Susan M. Hudson
Clerk of the Board

NOTICE TO READERS: This decision is subject to revision of technical errors. Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: psb.clerk@state.vt.us)